News Release

Firsthand Technology Value Fund Announces Net Assets of $86 Million and NAV of $24.56 Per Share

San Jose, CA, April 18, 2012 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Company”), announced today its net assets and NAV for the first quarter ended March 31, 2012.

As of March 31, 2012, the Company’s net assets were approximately $86 million, or $24.56 per share, compared with net assets of approximately $84 million, or $23.92 per share as of December 31, 2011.

Complete quarter-end financial statements and a detailed schedule of investments, will be made available with the Fund’s quarterly report filing on Form 10-Q in May 2012.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. (the “Fund”) is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

#  #  #

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words

News Release

"believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski
SiVest Group, Inc.
(408) 624-9526
vc@firsthandtvf.com